Filed Pursuant to Rule 433

Registration No. 333-266553

Republic Services, Inc.

Pricing Term Sheet

March 21, 2023

4.875% Notes due April 1, 2029 (the “2029 Notes”)

5.000% Notes due April 1, 2034 (the “2034 Notes”)

Issuer:	Republic Services, Inc.

Ratings (Moody’s / S&P / Fitch)*:	Baa2 (stable) / BBB+ (stable) / BBB+ (stable)

Trade Date:	March 21, 2023

Settlement Date**:	March 28, 2023 (T+5)

Terms of the 2029 Notes

Principal Amount:	$400,000,000

Maturity Date:	April 1, 2029

Benchmark Treasury:	UST 4.000% due February 29, 2028

Benchmark Treasury Price and Yield:	101-02 3⁄4 and 3.757%

Spread to Benchmark Treasury:	T+120 basis points

Yield to Maturity:	4.957%

Price to Public:	99.578% of the principal amount

Coupon (Interest Rate):	4.875%

Interest Payment Dates:	April 1 and October 1, beginning October 1, 2023

Underwriting Discount:	0.600%

Make-Whole Call:	Prior to March 1, 2029, (one month before the maturity date), T +20 basis points

Par Call:	On or after March 1, 2029 (one month before the maturity date)

CUSIP/ISIN:	760759 BB5 / US760759BB57

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

BNP Paribas Securities Corp.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	Intesa Sanpaolo S.p.A. Loop Capital Markets LLC PNC Capital Markets LLC Ramirez & Company, Inc. Wells Fargo Securities, LLC

Terms of the 2034 Notes

Principal Amount:	$800,000,000

Maturity Date:	April 1, 2034

Benchmark Treasury:	UST 3.500% due February 15, 2033

Benchmark Treasury Price and Yield:	99-02+ and 3.611%

Spread to Benchmark Treasury:	T+145 basis points

Yield to Maturity:	5.061%

Price to Public:	99.489% of the principal amount

Coupon (Interest Rate):	5.000%

Interest Payment Dates:	April 1 and October 1, beginning October 1, 2023

Underwriting Discount:	0.650%

Make-Whole Call:	Prior to January 1, 2034 (three months before the maturity date), T +25 basis points

Par Call:	On or after January 1, 2034 (three months before the maturity date)

CUSIP/ISIN:	760759 BC3 / US760759BC31

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

PNC Capital Markets LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc. Barclays Capital Inc. Intesa Sanpaolo S.p.A. KeyBanc Capital Markets Inc. MUFG Securities Americas Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

The issuer expects to deliver the notes against payment for them on or about March 28, 2023, which will be the 5th business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally must settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+5 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, with respect to the 2029 Notes, Barclays Capital Inc. at (888) 603-5847, BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC at (212) 834-4533, Mizuho Securities USA LLC at (866) 271-7403 or Scotia Capital (USA) Inc. at (800) 372-3930, and with respect to the 2034 Notes, BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC at (212) 834-4533, SMBC Nikko Securities America, Inc. at (888) 868-6856, Truist Securities Inc. at (800) 685-4786 or Wells Fargo Securities, LLC at (800) 645-3751.

This pricing term sheet supplements the preliminary prospectus supplement issued by Republic Services, Inc. on March 21, 2023 relating to its Prospectus dated August 5, 2022.